As filed with the Securities and Exchange Commission on February 28, 2018

Registration No. 33-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Greenbrier Companies, Inc.

(Exact name of registrant as specified in its charter)

Oregon	93-0816972
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Centerpointe Drive, Suite 200 Lake Oswego, Oregon	97035
(Address of principal executive offices)	(Zip Code)

2017 Amended and Restated Stock Incentive Plan

(Full title of the plan)

William A. Furman

Chairman, Chief Executive Officer and President

The Greenbrier Companies, Inc.

One Centerpointe Drive, Suite 200

Lake Oswego, Oregon 97035

(503) 684-7000

(Name, address and telephone number of agent for service)

Copy to:

Sherrill A. Corbett

Tonkon Torp LLP

1600 Pioneer Tower

888 S.W. Fifth Avenue

Portland, Oregon 97204

(503) 221-1440

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	1,100,000 shares(1)	$52.80(2)	$58,080,000.00(2)	$7,230.96

(1)	This filing registers an additional 1,100,000 shares of the registrant’s common stock reserved for issuance under the 2017 Amended and Restated Stock Incentive Plan (the “2017 Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered an undetermined number of additional shares of common stock that may become available for purchase in accordance with the provisions of the 2017 Plan in the event of any future change in the outstanding shares of common stock as a result of a stock dividend, stock split or similar adjustment.
(2)	Calculated pursuant to Rule 457(h)(1) and 457(c) for purposes of computing the registration fee, based on the average of the $53.40 (high) and $52.20 (low) sales prices of the registrant’s common stock as reported on the New York Stock Exchange on February 22, 2018, which date is within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

The Greenbrier Companies, Inc. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register an additional 1,100,000 shares of common stock reserved for issuance under the Company’s 2017 Amended and Restated Stock Incentive Plan (the “2017 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information called for in Part I of Form S-8 will be delivered to participants in the 2017 Plan as specified by Rule 428 of the Securities Act. In accordance with Rule 428 of the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with or included in this Registration Statement on Form S-8 (by incorporation by reference or otherwise).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(a) The Company’s annual report on Form 10-K for the fiscal year ended August 31, 2017, filed with the Commission on October 27, 2017.

(b) The Company’s quarterly report on Form 10-Q for the quarter ended November 30, 2017, filed with the Commission on January 5, 2018.

(c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s annual report referred to in (a) above.

(d) The description of the Company’s common stock set forth in the Company’s Registration Statement on Form S-1, as declared effective on July 11, 1994 (Registration No. 33-78852), and any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

A partner at Tonkon Torp LLP, legal counsel to the Company, is the Secretary of the Company.

Item 6. Indemnification of Directors and Officers.

The Oregon Business Corporation Act (the “OBCA”) authorizes that an individual made a party to a proceeding because the individual is or was an officer or director may be indemnified against certain liability incurred in the proceeding if:

(a) the conduct of the individual was in good faith;

(b) the individual reasonably believed that his or her conduct was in the best interests of the corporation or at least not opposed to its best interests;

(c) in the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful;

(d) in the case of any proceeding by or in the right of the corporation, the individual was not adjudged liable to the corporation; and

(e) in connection with any proceeding (other than a proceeding by or in the right of the corporation) charging improper personal benefit to the individual, the individual was not adjudged liable on the basis that he or she improperly received personal benefit.

The OBCA also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The Company’s Articles of Incorporation permit, and the Company’s Bylaws require, the Company to indemnify directors and officers to the fullest extent permissible by law.

The OBCA further provides that the articles of incorporation of a corporation may provide that no director shall be personally liable to a corporation or its shareholders for monetary damages for conduct as a director, except that such provision does not eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for any unlawful distribution as defined under the OBCA; or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Articles of Incorporation provide that, to the fullest extent permissible by law, no director shall be personally liable to the Company or its shareholders for monetary damages.

In addition to the indemnification and exculpation provided by the Company’s Articles of Incorporation and Bylaws, the Company has entered into indemnification agreements with its directors and certain officers. The indemnification agreements provide that no director or officer shall have a monetary liability of any kind in respect of the director’s or officer’s errors or omissions in serving the Company or any of its subsidiaries, shareholders or related enterprises, so long as such errors are not shown by clear and convincing evidence to have involved: (i) any breach of the duty of loyalty to such entities; (ii) any act or omission not in good faith or which involved intentional misconduct or a knowing violation of the law; (iii) any transaction from which the director or officer derived an improper personal benefit; (iv) any unlawful corporate distribution; or (v) profits made from the purchase and sale by the director or officer of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934. Furthermore, regardless of the theory of liability asserted and to the fullest extent permitted by law, no director or officer shall have personal liability for (a) punitive, exemplary or consequential damages; (b) treble or other damages computed based upon any multiple of damages actually and directly proved to have been sustained; (c) fees of attorneys, accountants, expert witnesses or professional consultants; or (d) civil fines or penalties of any kind or nature whatsoever.

The indemnification agreements also require the Company to indemnify any director or officer who is a party to, or is threatened to be made a party to, any proceeding, against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the director or officer in connection with such proceeding, if the director or officer: (i) acted in good faith and in a manner the director or officer reasonably believed was in or not opposed to the best interests of the Company; and (ii) with respect to any criminal proceeding, the director or officer also had no reasonable cause to believe that his or her conduct was unlawful. In any proceeding charging a director or officer with improper personal benefit to the director or officer, the Company will indemnify the director or officer if the appropriate court determines that the director or officer is fairly and reasonably entitled to indemnification.

The indemnification agreements also provide indemnity to a director or officer in proceedings brought by or in the right of the Company, as long as the director or officer acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company. If a director or officer is adjudged liable to the Company, he or she will not be indemnified unless the appropriate court determines that the director or officer is fairly and reasonably entitled to indemnification.

The Company maintains directors’ and officers’ liability insurance under which the Company’s directors and officers are insured against claims for errors, neglect, breach of duty and other matters.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the signatures to this Registration Statement is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Registrant’s Articles of Incorporation are incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 10-Q filed April 5, 2006.

4.2	Articles of Merger amending the Registrant’s Articles of Incorporation are incorporated herein by reference to Exhibit 3.2 to the Registrant’s Form 10-Q filed April 5, 2006.

4.3	Registrant’s Bylaws, as amended January 11, 2006, are incorporated herein by reference to Exhibit 3.3 to the Registrant’s Form 10-Q filed April 5, 2006.

4.4	Amendment to the Registrant’s Bylaws, dated October 31, 2006, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed November 6, 2006.

4.5	Amendment to the Registrant’s Bylaws, dated January 8, 2008, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed November 8, 2007.

4.6	Amendment to the Registrant’s Bylaws, dated April 8, 2008, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed April 11, 2008.

4.7	Amendment to the Registrant’s Bylaws, dated April 7, 2009, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed April 13, 2009.

4.8	Amendment to the Registrant’s Bylaws, dated June 8, 2009, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed June 10, 2009.

4.9	Amendment to the Registrant’s Bylaws, dated June 10, 2009, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed June 12, 2009.

4.10	Amendment to the Registrant’s Bylaws, dated October 30, 2012, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed November 5, 2012.

4.11	Amendment to the Registrant’s Bylaws, dated January 9, 2013, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed January 15, 2013.

4.12	Amendment to the Registrant’s Bylaws, dated October 29, 2013, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed October 31, 2013.

4.13	Amendment to the Registrant’s Bylaws, dated October 29, 2014, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed November 3, 2014.

4.14	Amendment to the Registrant’s Bylaws, dated March 31, 2015, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed April 6, 2015.

4.15	Amendment to the Registrant’s Bylaws, dated July 1, 2015, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed July 8, 2015.

4.16	Amendment to the Registrant’s Bylaws, dated October 21, 2015, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed October 22, 2015.

Exhibit Number	Description

4.17	Amendment to the Registrant’s Bylaws, dated October 30, 2015, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed November 2, 2015.

4.18	Amendment to the Registrant’s Bylaws, dated March 31, 2017, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed March 31, 2017.

4.19	Amendment to the Registrant’s Bylaws, dated June 23, 2017, is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed June 29, 2017.

4.20	Specimen Common Stock Certificate of Registrant is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 filed April 7, 2010 (SEC File Number 333-165924).

4.21	Indenture between the Registrant and U.S. Bank National Association, as Trustee, including the form of Global Note attached as Exhibit A thereto, dated April 5, 2011, is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed April 5, 2011.

4.22	Indenture between the Registrant and Wells Fargo Bank, National Association, as Trustee, including the Form of Note attached as Exhibit A thereto, dated February 6, 2017, is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed February 6, 2017.

5.1	Opinion of Tonkon Torp LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Tonkon Torp LLP (included in Exhibit 5.1).

24.1	Power of Attorney (provided on the signature page hereto).

99.1	The Greenbrier Companies, Inc. 2017 Amended and Restated Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Oswego, State of Oregon, on February 28, 2018.

THE GREENBRIER COMPANIES, INC.

By	/s/ William A. Furman
William A. Furman Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints William A. Furman his or her true and lawful attorney-in-fact and agent, with full power of substitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorney and agent full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that the attorney and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on February 28, 2018:

Principal Executive Officers:

/s/ William A. Furman
William A. Furman Chairman, Chief Executive Officer and President

/s/ Lorie L. Tekorius
Lorie L. Tekorius Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Adrian J. Downes
Adrian J. Downes Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on February 28, 2018:

Directors:

/s/ William A. Furman William A. Furman, Chairman

/s/ Thomas B. Fargo Thomas B. Fargo

/s/ Wanda F. Felton Wanda F. Felton

/s/ Graeme A. Jack Graeme A. Jack

/s/ Duane C. McDougall Duane C. McDougall

/s/ David L. Starling David L. Starling

/s/ Charles J. Swindells Charles J. Swindells

/s/ Donald A. Washburn Donald A. Washburn

/s/ Kelly M. Williams Kelly M. Williams